                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-121263

               PRICING SUPPLEMENT NO. 1717 DATED 18 SEPTEMBER 2007

                         QUEENSLAND TREASURY CORPORATION

                     ISSUE OF $12,300,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$15,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2017,
  CURRENTLY TOTALING A$ 936,605,000.00 (A$ 936,605,000.00 INCLUDING BUY BACKS)

                           PART A - CONTRACTUAL TERMS

In the case of non US investors, terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 14, 2005 and the accompanying prospectus dated December 17, 2004 (together, the "Non US Prospectus") (the "Terms and Conditions"). In the case of US investors, terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated August 3, 2006 and the accompanying prospectus dated July 31, 2006 (together, the "US Prospectus") (the "Terms and Conditions").This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 12, 2006, which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Non US Prospectus or US Prospectus (as applicable). Copies of the prospectus supplement and the Non US Prospectus or US Prospectus (as applicable) are available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website and the website of the United States Securities and Exchange Commission.

1.  (i)   Issuer:                          Queensland Treasury Corporation

    (ii)  Guarantor:                       The Treasurer on behalf of the Government
                                           of Queensland

2.  Benchmark line:                        2017
                                           (to be consolidated and form a single
                                           series with QTC 6% Global A$ Bonds due 14
                                           September, 2017, ISIN US748305BG31)

3.  Specific Currency or Currencies:       AUD ("A$")

4.  (i)   Issue price:                     97.45%

    (ii)  Dealers' fees and commissions    No fee or commission is payable in respect
          paid by Issuer:                  of the issue of the bond(s) described in
                                           these final terms (which will constitute a
                                           "pricing supplement" for purposes of any
                                           offers or sales in the United States or to
                                           U.S. persons). Instead, QTC pays fees and
                                           commissions in accordance with the
                                           procedure described in the QTC Offshore
                                           and Onshore Fixed Interest Distribution
                                           Group Operational Guidelines.

5.  Specified Denominations:               A$1,000

6.  (i)   Issue Date:                      19 September 2007

    (ii)  Record Date (date on and from    6 March/6 September. Security will be
          which security is                ex-interest on and from 7 March/7
          Ex-interest):                    September

    (iii) Interest Payment Dates:          14 March/14 September

7.  Maturity Date:                         14 September 2017

8.  Interest Basis:                        6 per cent Fixed Rate

9.  Redemption/Payment Basis:              Redemption at par

10. Change of Interest Basis or            Not Applicable
    Redemption/Payment Basis:

11. (i)   Status of the Bonds:             Senior and rank pari passu with other
                                           senior, unsecured debt obligations of QTC

    (ii)  Status of the Guarantee:         Senior and ranks pari passu with all its
                                           other unsecured obligations

12. Method of distribution:                Non-syndicated

                  PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13. Fixed Rate Note Provisions
    Applicable

    (i)   Rate(s) of Interest:             6 percent per annum payable semi-annually
                                           in arrears

    (ii)  Interest Payment Date(s):        14 March and 14 September in each year up
                                           to and including the Maturity Date

    (iii) Fixed Coupon Amount(s):          A$30 per A$1,000 in nominal amount

    (iv)  Determination Date(s):           Not Applicable

    (v)   Other terms relating to the      None
          method of calculating interest
          for Fixed Rate Bonds:

                          PROVISIONS RELATING TO REDEMPTION

14. Final Redemption Amount:               A$1,000 per bond of A$1,000 Specified
                                           Denomination (N.B. If the Final Redemption
                                           Amount is different from 100% of the
                                           nominal value the Notes will be derivative
                                           securities for the purposes of the
                                           Prospectus Directive and the requirements
                                           of Annex XII to the Prospectus Directive
                                           Regulation will apply and the Issuer will
                                           prepare and publish a supplement to the
                                           prospectus supplement)

15. Early Redemption Amount(s) payable     Not Applicable
    on redemption for taxation reasons
    or on event of default and/or the
    method of calculating the same:

                      GENERAL PROVISIONS APPLICABLE TO THE BONDS

16. Form of Bonds:                         Permanent Global Note not exchangeable for
                                           Definitive Bonds

17. Additional Financial Centre(s) or      Not Applicable
    other special provisions relating to
    Payment Dates:

18. Talons for future Coupons or           No
    Receipts to be attached to
    Definitive Bonds (and dates on which
    such Talons mature):

19. Other terms or special conditions:     Not Applicable

                                     DISTRIBUTION

20. (i)   If syndicated, names and         Not Applicable
          addresses of Managers and
          underwriting commitments:

    (ii)  Date of Dealer Agreement:        18 September 2007 (the "Trade Date")

    (iii) Stabilizing Manager(s)           Not Applicable
          (if any):

21. If non-syndicated, name and address    Westpac Banking Corporation
    of relevant Dealer:                    Level 4
                                           255 Elizabeth Street
                                           Sydney NSW 2000

22. Whether TEFRA D or TEFRA C rules       TEFRA Not Applicable
    applicable or TEFRA rules not
    applicable:

23. Additional selling restrictions:       Not Applicable

LISTING APPLICATION

     These final terms comprise the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) required to list and have admitted to trading the issue of bonds described herein pursuant to the A$15,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

     The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:


By:
    ---------------------------
          Duly authorized

                              PART B - OTHER INFORMATION

1. LISTING AND ADMISSION TO TRADING

   (i)   Listing:                          Bourse de Luxembourg.

   (ii)  Admission to trading:             Application has been made for the bonds to
                                           be admitted to trading on the regulated
                                           market of the Bourse de Luxembourg with
                                           effect from the Issue Date.

2. RATINGS

   Ratings:                                The bonds to be issued have been rated:

                                           S&P:     AAA
                                           Moody's: Aaa

                                           An obligation rated 'AAA' by S&P has the
                                           highest credit rating assigned by Standard
                                           & Poor's. The obligor's capacity to meet
                                           its financial commitment on the obligation
                                           is extremely strong.

                                           Obligations rated Aaa by Moody's are
                                           judged to be of the highest quality with
                                           minimal credit risk.

                                           A credit rating is not a recommendation to
                                           buy, sell or hold securities and may be
                                           revised or withdrawn by the rating agency
                                           at any time. Each rating should be
                                           evaluated independently of any other
                                           rating.

3. INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.

4. REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

   (i)   Reasons for the Offer:            See "Use of Proceeds" section in the
                                           prospectus supplement.

   (ii)  Estimated net proceeds:           Not Applicable.

   (iii) Estimated total expenses:         Not Applicable.

5. YIELD

   Indication of yield:                    6.36%

                                           Calculated as 7 basis points less than the
                                           yield on the equivalent A$ Domestic Bond
                                           issued by the Issuer under its Domestic A$
                                           Bond Facility on the Trade Date.

                                           The yield is calculated on the Trade Date
                                           on the basis of the Issue Price. It is not
                                           an indication of future yield.

6. OPERATIONAL INFORMATION

   (i)   ISIN Code:                        US748305BG31

   (ii)  Common Code:                      027594204

   (iii) CUSIP Code:                       748305BG3

   (iv)  Any clearing system(s) other      Not Applicable
         than Depositary Trust Company,
         Euroclear Bank S.A./N.V. and
         Clearstream Banking, societe
         anonyme and the relevant

         identification number(s):

   (v)   Delivery:                         Delivery free of payment

   (vi)  Names and addresses of            Not Applicable
         additional Paying Agent(s)
         (if any):